Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For media information:	For investor information:
Janet Brewer	Gregg Swearingen
(937) 445-6779	(937) 445-4700
Janet.Brewer@ncr.com	gregg.swearingen@ncr.com

For Release on July 31, 2007

NCR Announces 2007 Second-Quarter Results

•	NCR reports GAAP EPS of $0.54, non-GAAP EPS of $0.65(1)

•	5 percent revenue growth was led by 11 percent growth in Financial Self Service (ATMs) and 9 percent growth in Teradata Data Warehousing

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today reported revenue of $1.61 billion for the quarter ended June 30, 2007. The 5 percent increase in revenue from the second quarter of 2006 included 2 percentage points of benefit from currency fluctuations.

NCR reported second-quarter net income of $98 million, or $0.54 per diluted share. Earnings reported for the second quarter of 2007 included $21 million or $0.11 per share of net costs from items related to the anticipated spin off of NCR’s Teradata Data Warehousing business, a tax adjustment related to prior periods, and the Fox River environmental matter; offset by an update in the estimated costs associated with the Company’s manufacturing realignment initiative. Excluding these items, non-GAAP earnings were $0.65 per diluted share(1) which compares to $0.42 per diluted share in the second quarter of 2006.

“It’s an exciting time at NCR. We delivered our third consecutive quarter of 5 percent revenue growth and improved business results, while continuing to work diligently toward a successful strategic separation of NCR into two separate companies, NCR and Teradata. While pleased with our operational progress, we remain a work-in-process. We are in the midst of growth and operational improvement initiatives that require consistent focus and hard work ahead,” said Bill Nuti, president and chief executive officer of NCR.

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Update on Strategic Separation of Teradata and NCR

In January 2007, NCR announced its intention to separate into two independent, publicly traded companies through the 100 percent spin off of the company’s Teradata Data Warehousing business to NCR’s shareholders. Upon completion of the spin off, shareholders of NCR will receive shares of Teradata Corporation on a 1-for-1 basis.

During the second quarter of 2007, NCR continued implementing its plan to complete the spin off of Teradata. The company has requested a favorable tax ruling from the Internal Revenue Service regarding the proposed tax-free distribution of NCR’s wholly owned subsidiary that will own the assets and liabilities associated with the Teradata business. In addition, Teradata filed and amended its Form 10 registration statement with respect to the spin off with the Securities and Exchange Commission (SEC). NCR anticipates the strategic separation should be completed by the end of the third quarter of 2007.

Operating Segment Results(2)

Teradata Data Warehousing

NCR’s Teradata Data Warehousing segment reported second-quarter revenue of $433 million, a 9 percent increase from the second quarter of 2006. The year-over-year revenue comparison included 1 percentage point of benefit from currency translation.

Operating income of $92 million increased from $86 million in the second quarter of 2006. Teradata’s operating income increased as higher revenue more than offset an unfavorable revenue mix of professional services revenues and increased investment in demand creation and engineering.

Financial Self Service (ATMs)

The Financial Self Service segment generated second-quarter revenue of $380 million, an increase of 11 percent from the second quarter of 2006. The second-quarter year-over-year revenue comparison included 4 percentage points of benefit from currency translation.

Operating income of $47 million increased from the $31 million generated in the second quarter of 2006 as higher volume and the benefit of currency translation more than offset an unfavorable shift in geographic revenue mix.

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Retail Store Automation

Retail Store Automation reported revenue of $221 million and operating income of $8 million, the same as generated in the second quarter of 2006. Revenue in the second quarter of 2007 included 1 percentage point of benefit from currency translation. Operating income was benefited by an improved mix of revenues from self-service technologies, which was offset by inventory write downs and increased investment in sales, marketing and research and development related to the company’s self-service initiatives.

Customer Services

Customer Services revenue of $471 million increased 3 percent from the $457 million recorded in the second quarter of 2006. The second-quarter year-over-year revenue comparison included a 2 percentage point benefit from currency translation. NCR continues to be successful in increasing the mix of revenues from the service of NCR-branded products while reducing lower-margin revenues associated with servicing third-party products. Revenues from the maintenance of ATMs increased 8 percent in the second quarter, while revenues from the maintenance of third-party products declined by 15 percent. Operating income increased to $29 million from $25 million generated in the second quarter of 2006, largely due to higher revenue.

Other Items

Other Income of $1 million favorably compared to $1 million of Other Expense in the second quarter of 2006. In the current quarter, Other Income included a $7 million net cost associated with the Fox River environmental matter, which was more than offset by higher interest income.

The effective tax rate in the second quarter of 2007 GAAP results was 38 percent. The effective tax rate was higher than expected due to an $18 million net tax adjustment related to prior periods, which increased the effective tax rate by 12 percentage points.(1)

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Cash Flow

During the second quarter, NCR generated $82 million of cash from operating activities, compared to $134 million in the year-ago period. Capital expenditures in the second quarter of 2007 of $46 million were comparable to $47 million in the year-ago period. NCR generated $36 million of free cash flow (cash from operations less capital expenditures)(3) in the second quarter of 2007, versus generating $87 million in the year-ago period.

Year to date, cash from operating activities was $233 million, an $87 million increase from the prior year. In the first six months of the year, NCR’s free cash flow increased to $134 million, compared to $64 million generated in the first half of 2006. (3)

	For the period ended June 30
	Three Months		Six Months
	2007	2006	2007	2006
	(in millions)
Cash provided by operating activities (GAAP)	$82	$134	$233	$146
Less capital expenditures for:
Expenditures for property, plant and equipment	(16)	(23)	(45)	(38)
Additions to capitalized software	(30)	(24)	(54)	(44)

Total capital expenditures	(46)	(47)	(99)	(82)
Free cash flow (non-GAAP measure) (3)	$36	$87	$134	$64

Balance Sheet

NCR ended the second quarter with $1,139 million in cash and cash equivalents, a $59 million increase from the $1,080 million balance as of March 31, 2007.

As of June 30, 2007, NCR had short- and long-term debt of $307 million, the same as of March 31, 2007.

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2007 Outlook

NCR expects its 2007 GAAP earnings to be $2.21 to $2.31 per share. Excluding $35 million of expense related to the restructuring of NCR’s global manufacturing, $14 million of Teradata spin off related expenses incurred through the second quarter, the $18 million tax adjustment, and $7 million of net expense related to the Fox River environmental matter, NCR is increasing its non-GAAP earnings per share outlook by $0.05 to $2.55 to $2.65 for the full-year 2007. (1)

Even though NCR expects to complete the spin off of its Teradata Data Warehouse business in the third quarter of 2007, these earnings forecasts assume NCR operates as one company for the entirety of 2007.

NCR is increasing its expectation for 2007 year-over-year revenue growth to 4 to 5 percent, as detailed below.

	Previous 2007 Guidance	Revised 2007 Guidance
Year-over-year revenue growth:
Total NCR	3 – 4%	4 – 5%
Teradata Data Warehousing	7 – 9%	7 – 9%
Financial Self Service (ATMs)	3 – 4%	5 – 7%
Retail Store Automation	4 – 5%	4 – 5%
Customer Services	2 – 3%	3 – 4%
Earnings per share – GAAP	$2.28 - $2.38	$2.21 - $2.31
Non-GAAP (does not include special items) (1)	$2.50 - $2.60	$2.55 - $2.65

2007 Second-quarter Earnings Conference Call

A conference call is scheduled today at 10:00 a.m. (EDT) to discuss the company’s 2007 second quarter results and guidance for full-year 2007. Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/. Supplemental financial information regarding NCR’s second quarter 2007 operating results is also available on NCR’s Web site.

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About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s Teradata® data warehouses, ATMs, retail systems, self-service solutions and IT services provide Relationship Technology™ that maximizes the value of customer interactions and helps organizations create a stronger competitive position. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 29,650 people worldwide.

# # #

NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.

NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, as described below, the company believes that certain non-GAAP measures found in this release are useful for investors. The following table reconciles certain non-GAAP measures contained in this release.

Reconciliation of GAAP to Non-GAAP Measures(1)
	Q2 2007 Actual	Q2 2006 Actual	FY 2007 Guidance
Diluted Earnings Per Share (GAAP)	$0.54	$0.42	$2.21-$2.31
Manufacturing realignment costs, net	0.05	—	(0.16)
Strategic separation charges – Teradata spin off	(0.04)	—	(0.06)
Fox River environmental matter	(0.02)	—	(0.02)
Tax adjustment	(0.10)	—	(0.10)

Adjusted Diluted Earnings Per Share (Non-GAAP)(1)	$0.65	$0.42	$2.55-$2.65

(1)	NCR’s management looks at the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses earnings per share excluding these items to manage and determine effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(2)	The operating segment results discussed in this earnings release exclude the impact of $11 million of pension expense in the second quarter of 2007, and $35 million of pension expense in the second quarter of 2006. In addition, the operating segment results for the second quarter of 2007 excluded $1 million of manufacturing realignment and strategic separation costs. When evaluating the year-over-year performance of and making decisions regarding its operating segments, NCR excludes the effect of pension expense/income and certain non-operational items. Schedule B, included in this earnings release, reconciles total income from operations excluding pension expense/income and certain non-operational items for all of the company’s operating segments to “Total income from operations” for the company.

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(3)	NCR defines free cash flow as cash provided/used by operating activities less capital expenditures for property, plant and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, NCR’s definition may differ from other companies’ definition of this measure. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities under GAAP.

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Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include those relating to: the proposed separation of Teradata and NCR’s other businesses, including the ability of each to operate as an independent entity; the uncertain economic climate and its impact on the markets in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers and other general economic and business conditions; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies and enterprise data warehousing), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining competitive leadership position with respect to our solution offerings, particularly data warehousing technologies; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended June 30
	Three Months		Six Months
	2007	2006	2007	2006
Revenue
Products	$850	$805	$1,515	$1,442
Services	759	726	1,440	1,372

Total revenue	1,609	1,531	2,955	2,814
Cost of products	531	534	1,007	936
Cost of services	579	572	1,106	1,101

Total gross margin	499	425	842	777
% of Revenue	31.0%	27.8%	28.5%	27.6%
Selling, general and administrative expenses	283	264	528	509
Research and development expenses	60	58	116	118

Income from operations	156	103	198	150
% of Revenue	9.7%	6.7%	6.7%	5.3%
Interest expense	6	6	12	12
Other income, net	(7)	(5)	(16)	(14)

Total other (income) expense, net	(1)	1	(4)	(2)
Income before income taxes	157	102	202	152
% of Revenue	9.8%	6.7%	6.8%	5.4%
Income tax expense	59	24	70	33

Net income	$98	$78	$132	$119

% of Revenue	6.1%	5.1%	4.5%	4.2%
Net income per common share
Basic	$0.54	$0.43	$0.73	$0.66

Diluted	$0.54	$0.42	$0.72	$0.64

Weighted average common shares outstanding
Basic	180.1	181.1	179.7	181.4
Diluted	182.8	184.2	182.4	184.6

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME (LOSS) SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended June 30
	Three Months			Six Months
	2007	2006	% Change	2007	2006	% Change
Revenue by segment
Teradata Data Warehousing
Teradata Data Warehousing solution	$343	$313	10%	$615	$560	10%
Teradata Data Warehousing support services	90	86	5%	176	165	7%

Total Teradata Data Warehousing	433	399	9%	791	725	9%

Financial Self Service (ATMs)	380	343	11%	692	602	15%

Retail Store Automation	221	221	—	376	393	(4)%

Customer Services
Customer Service Maintenance:
Financial Self Service	181	167	8%	351	322	9%
Retail Store Automation	123	117	5%	244	233	5%
Payment & Imaging and Other	30	32	(6)%	60	62	(3)%
Third-Party Products and Exited Businesses	57	67	(15)%	111	126	(12)%

Total Customer Services Maintenance	391	383	2%	766	743	3%
Third-Party Product Sales	11	8	38%	19	16	19%
Professional and installation-related services	69	66	5%	123	117	5%

Total Customer Services	471	457	3%	908	876	4%

Systemedia	114	120	(5)%	208	221	(6)%

Payment & Imaging and Other	36	37	(3)%	64	76	(16)%

Elimination of installation-related services revenue included in both the Customer Services segment and other segments	(46)	(46)	—	(84)	(79)	6%

Total revenue	$1,609	$1,531	5%	$2,955	$2,814	5%

Operating income (loss) by segment

Teradata Data Warehousing	$92	$86		$157	$153
Financial Self Service (ATMs)	47	31		75	44
Retail Store Automation	8	8		(2)	1
Customer Services	29	25		57	45
Systemedia	4	1		6	1
Payment & Imaging and Other	—	(1)		(3)	5
Elimination of installation-related services operating income included in both the Customer Services segment and other segments	(12)	(12)		(21)	(20)

Subtotal—Segment operating income	168	138		269	229

Pension expense	(11)	(35)		(22)	(79)
Other adjustments (1)	(1)	—		(49)	—

Total income from operations	$156	$103		$198	$150

(1)	Includes manufacturing realignment and spin-off charges.

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions)

	June 30 2007	March 31 2007	December 31 2006
Assets
Current assets
Cash and cash equivalents	$1,139	$1,080	$947
Accounts receivable, net	1,385	1,324	1,408
Inventories, net	739	717	677
Other current assets	343	325	300

Total current assets	3,606	3,446	3,332
Property, plant and equipment, net	370	375	378
Goodwill	148	150	150
Prepaid pension cost	727	674	639
Deferred income taxes	336	372	374
Other assets	428	402	354

Total assets	$5,615	$5,419	$5,227

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$1	$1	$1
Accounts payable	516	493	534
Payroll and benefits liabilities	248	236	291
Deferred service revenue and customer deposits	556	590	492
Other current liabilities	515	501	452

Total current liabilities	1,836	1,821	1,770
Long-term debt	306	306	306
Pension and indemnity plan liabilities	477	481	481
Postretirement and postemployment benefits liabilities	448	461	463
Deferred income taxes	42	38	27
Income tax accruals	168	166	132
Other liabilities	174	147	147
Minority interests	17	18	20

Total liabilities	3,468	3,438	3,346
Stockholders’ equity
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding at June 30, 2007, March 31, 2007 and December 31, 2006, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 180.5, 179.7 and 178.9 shares issued and outstanding at June 30, 2007, March 31, 2007 and December 31, 2006, respectively	2	2	2
Paid-in capital	720	687	655
Retained earnings	2,032	1,941	1,900
Accumulated other comprehensive loss	(607)	(649)	(676)

Total stockholders’ equity	2,147	1,981	1,881

Total liabilities and stockholders’ equity	$5,615	$5,419	$5,227

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended June 30
	Three Months		Six Months
	2007	2006	2007	2006
Operating activities
Net income	$98	$78	$132	$119
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44	39	87	78
Stock-based compensation expense	8	7	16	14
Excess tax benefit from stock-based compensation	(4)	(4)	(8)	(12)
Deferred income taxes	31	16	41	18
Other adjustments to income, net	—	—	(4)	(1)
Changes in assets and liabilities:
Receivables	(61)	(9)	23	4
Inventories	(22)	(30)	(62)	(65)
Current payables and accrued expenses	44	50	(59)	(67)
Deferred service revenue and customer deposits	(35)	(34)	64	50
Employee severance and pension	(33)	13	(3)	34
Other assets and liabilities	12	8	6	(26)

Net cash provided by operating activities	82	134	233	146
Investing activities
Expenditures for property, plant and equipment	(16)	(23)	(45)	(38)
Proceeds from sales of property, plant and equipment	—	1	11	12
Additions to capitalized software	(30)	(24)	(54)	(44)
Other investing activities, business acquisitions and divestitures, net	(4)	(16)	(4)	(31)

Net cash used in investing activities	(50)	(62)	(92)	(101)
Financing activities
Purchase of Company common stock	—	(98)	—	(186)
Excess tax benefit from stock-based compensation	4	4	8	12
Short-term borrowings, additions	(1)	—	(1)	—
Proceeds from employee stock plans	18	21	36	61
Other financing activities, net	1	—	1	—

Net cash provided by (used in) financing activities	22	(73)	44	(113)
Effect of exchange rate changes on cash and cash equivalents	5	2	7	5

Increase (decrease) in cash and cash equivalents	59	1	192	(63)
Cash and cash equivalents at beginning of period	1,080	746	947	810

Cash and cash equivalents at end of period	$1,139	$747	$1,139	$747